UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

April 25, 2016

Date of Report (Date of earliest event reported)

QUANTUMSPHERE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53913	20-3925307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2905 Tech Center Drive
Santa Ana, California 92705
(Address of principal executive offices, with zip code)

714-545-6266
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into Material Definitive Agreement.

On April 29, 2016, QuantumSphere, Inc. (the “Registrant”), entered into a bridge loan with Stephen Hall (“Lender”). The bridge loan is in the original principal amount of $100,000 and is evidenced by a promissory note and security agreement. The bridge loan matures in 30 days, i.e., May 29, 2016, and requires the payment of interest in the amount of $25,000. The bridge loan is non-convertible and will be secured through a junior interest in the Registrant’s assets. The bridge loan will be used for the purpose of funding working capital and other operating expenses of the Registrant.

The Registrant anticipates the need to raise additional funds during the Registrant’s current fiscal year fourth quarter ending June 30, 2016, and is in active discussions with several parties in connection therewith.

The foregoing description of the bridge loan does not purport to be complete and is qualified in their entirety by reference to the Promissory Note and Security Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2016, Marc H. Goroff, Ph.D., Steven S. Myers, Robert S. Venable, CFA, MBA, and Jeffery W. Palmer, MBA voluntarily resigned from the Board of Directors of the Registrant, effective immediately. Messrs. Goroff, Myers, Venable and Palmer have formally agreed to act as non-director advisors to the Registrant going forward.

There were no disagreements between Messrs. Goroff, Myers, Venable and Palmer and the Registrant or any officer or director of the Registrant which led to Messrs. Goroff’s, Myers’, Venable’s, and Palmer’s resignations. Messrs. Goroff, Myers, Venable and Palmer also resigned from their respective roles as members of the Registrant’s Audit, Compensation, Nominating and Governance Committees. Kevin D. Maloney, MBA and Francis C. Poli, Esq., our lead director, will continue to serve as directors of the Registrant going forward. Further, Frank Poli will chair each of the board committees.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Promissory Note & Security Agreement dated as of April 29, 2016 by and between QuantumSphere, Inc., and Stephen Hall.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUMSPHERE, INC.

Date: April 29, 2016	By:	/s/ Kevin D. Maloney
Kevin D. Maloney
	Title:	President and Chief Executive Officer

3